UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G





                   Under the Securities Exchange Act of 1934
                         (Amendment No. 4________________)*


                    	BOSTON LIFE SCIENCES, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		100843408
             -----------------------------------------------------
                                 (CUSIP Number)

					3/12/03
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[X] Rule 13d-1(c)
[] Rule 13d-1(d)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  100843408



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

	INGALLS & SNYDER LLC
	13-5156620




--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


     NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          0
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           4,643,333 (see item 6)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           0
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   4,703,333 (See Item 6)
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,703,333 (See Item 6)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

12.36 %   (see Item 6)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

BD
--------------------------------------------------------------------------------

CUSIP No.  100843408



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

	INGALLS & SNYDER VALUE PARTNERS L.P.
	13-3694561




--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


     NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          0
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           4,643,333 (see item 6)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           0
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   4,643,333 (See Item 6)
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,643,333 (See Item 6)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

12.20 %   (see Item 6)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

PN
--------------------------------------------------------------------------------

CUSIP No.  100843408



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

	THOMAS O BOUCHER JR.




--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


     UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          250,000
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           4,643,333 (see item 6)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           250,000
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   4,643,333 (See Item 6)
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,893,333 (See Item 6)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

12.85 %   (see Item 6)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------

CUSIP No.  100843408



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

	ROBERT L. GIPSON



--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


     UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          2,884,000
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           4,643,333 (see item 6)
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           2,884,000
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   4,703,333 (See Item 6)
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,587,333 (See Item 6)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

19.93 %   (see Item 6)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------


Item 1.     (a)   Name of Issuer:

                 	BOSTON LIFE SCIENCES INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                	20 NEWBURY ST
			BOSTON, MA 02116
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
        A) INGALLS & SNYDER LLC

	B) INGALLS & SNYDER VALUE PARTNERS, L.P.

	C) THOMAS O BOUCHER JR.

	D) ROBERT L. GIPSON
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
        A) 61 BROADWAY, NEW YORK, NY 10006

	B) C/O INGALLS & SNYDER LLC
	   61 BROADWAY, NEW YORK, NY 10006

	C) C/O INGALLS & SNYDER LLC
	   61 BROADWAY, NEW YORK, NY 10006

	D) C/O INGALLS & SNYDER LLC
	   61 BROADWAY, NEW YORK, NY 10006
                  --------------------------------------------------------------
            (c)   Citizenship:
                             INCORPORATED BY REFERENCE TO ITEM 4 OF THE COVER
					PAGE PERTAINING TO EACH REPORTING ENTITY.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  		COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                100843408
                  --------------------------------------------------------------
Item 3.
INGALLS & SNYDER LLC is a Broker/Dealer registered under
Section 15 of the Act, (15 U.S.C 78o) and an Investment Adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)


Item 4.     Ownership.

Incorporated by reference to Items (5)-(9) and (11) of the cover pages.


Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
		INAPPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.



Securities reported by Ingalls & Snyder LLC ("I&S") include securities owned by Ingalls & Snyder Value Partners, L.P. ("ISVP"), an investment partnership managed by I&S under an Investment Advisory contract. Robert L. Gipson, "Gipson", a Senior Director of I&S and Thomas O. Boucher, Jr., ("Boucher") a Managing Director of I&S, are the General Partners of ISVP and as such, share the power to vote the shares owned by ISVP. ISVP owns a $4,143,333 convertible senior secured promissory note issued by Boston Life Sciences, Inc., ("BLSI") which may be converted into 4,143,333 shares of BLSI common stock. ISVP also owns 500,000 BLSI warrants. Each warrant gives ISVP the right to purchase one share of BLSI common stock at $2.16. ISVP has agreed with BLSI that if they convert their notes or exercise their warrants prior to June 1, 2005, ISVP will not vote those shares. Securities reported under shared dispositive power by I&S include shares held in brokerage accounts over which Gipson holds discretionary investment authority.

Shares reported by Gipson include common shares, 50,000 BLSI warrants which give him the right to purchase one share per warrant at a price of $2.15 until 3/1/07, and 1,000,000 warrants which give him the right to purchase one share per warrant at a price of $2.00 until 12/31/06. Gipson has agreed with BLSI that if he exercises the $2 warrants prior to June 1, 2005, he will not vote those shares. Securities reported under shared dispositive power include ISVP shares and shares held in other I&S
Accounts where Gipson holds discretionary investment authority.

Shares reported by Boucher include common shares. Securities reported under shared voting and dispositive power are owned by ISVP.

All shares reported assume the conversion of the promissory notes and the exercise of all warrants owned by Gipson and ISVP.



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

		INAPPLICABLE

Item 8.     Identification and Classification of Members of the Group.

		INAPPLICABLE

Item 9.     Notice of Dissolution of Group.

		INAPPLICABLE


Item 10.    Certification.



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 3/12/03

INGALLS & SNYDER LLC
BY:
/s/ EDWARD H. OBERST
----------------------------------
                      (Signature)*
EDWARD H. OBERST
MANAGING DIRECTOR
----------------------------------
                      (Name/Title)

Item 10.    Certification.



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 3/12/03

INGALLS & SNYDER VALUE PARTNERS, L.P.
BY:
/s/ THOMAS O BOUCHER JR.
----------------------------------
                      (Signature)*
THOMAS O BOUCHER JR.
GENERAL PARTNER
----------------------------------
                      (Name/Title)

Date: 3/12/03

/s/ THOMAS O BOUCHER JR.
----------------------------------
                      (Signature)*
THOMAS O. BOUCHER JR.

Date: 3/12/03
/s/ ROBERT L. GIPSON
----------------------------------
                      (Signature)*
ROBERT L. GIPSON

               INDEX TO EXHIBITS		     PAGE
               -----------------               ----

EXHIBIT 1	 Agreement to Make a Joint Filing  10

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                          EXHIBIT 1 TO SCHEDULE 13G
                          -------------------------
                               MARCH 3, 2003
                          -------------------------

The undersigned hereby agree that this Schedule 13g is filed on behalf of each of the parties.
Date: 3/3/03

INGALLS & SNYDER LLC
BY:
/s/ EDWARD H. OBERST
----------------------------------
                      (Signature)*
EDWARD H. OBERST
MANAGING DIRECTOR
----------------------------------
Date: 3/3/03

INGALLS & SNYDER VALUE PARTNERS, L.P.
BY:
/s/ THOMAS O. BOUCHER JR.
----------------------------------
                      (Signature)*
THOMAS O BOUCHER JR.
GENERAL PARTNER

Date: 3/3/03

/s/ THOMAS O. BOUCHER JR.
----------------------------------
                      (Signature)*
THOMAS O. BOUCHER JR.

Date: 3/3/03
/s/ ROBERT L. GIPSON
----------------------------------
                      (Signature)*
ROBERT L. GIPSON